Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS ISSUES SECOND QUARTER RESULTS

Sunbury, PA (August 1, 2014) - Weis Markets, Inc. (NYSE:WMK) today reported its second quarter sales increased 4.5% to $691.9 million during the 13-week period ending June 28, 2014 while its comparable store sales increased 2.9%.

During the same period, the Company generated earnings per share of $0.48 compared to $0.90 per share in 2013. The Company's second quarter net income totaled $12.8 million compared to $24.2 million in 2013, down 47.1%.

"This is a year of planned recalibration for our company and one where we are reinvesting in increased sales and market share to better ensure our long-term growth," said Jonathan Weis, President and CEO of Weis Markets. "We have achieved these sales results despite self-imposed grocery department deflation due to our pricing initiatives. Our investments in these price reductions and other sales building programs have resulted in higher sales per customer and an increased customer count."

Year-to-Date
The Company's year-to-date sales for the 26-week period ending June 28, 2014 increased 2.5% to $1.4 billion while comparable store sales increased 0.8%. During the same period, the Company generated $1.02 in earnings per share compared to $1.65 in 2013. The Company's year-to-date net income is $27.6 million, down 37.8% compared to the same period a year ago.

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer currently operating 163 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter - 2014
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 28, 2014	June 29, 2013	(Decrease)
Net Sales	$691,875,000	$662,072,000	4.5%
Income Before Income Taxes	20,094,000	39,441,000	(49.1)%
Provision for Income Taxes	7,296,000	15,262,000	(52.2)%
Net Income	$12,798,000	$24,179,000	(47.1)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.48	$0.90	$(0.42)

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 28, 2014	June 29, 2013	(Decrease)
Net Sales	$1,379,002,000	$1,344,784,000	2.5%
Income Before Income Taxes	43,150,000	71,334,000	(39.5)%
Provision for Income Taxes	15,586,000	27,027,000	(42.3)%
Net Income	$27,564,000	$44,307,000	(37.8)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$1.02	$1.65	$(0.63)